                                                                      Exhibit 3

                                                 January 30, 1995

Eridania Beghin-Say, S.A.
54, avenue Hoche
75008 Paris
France

      Attention: Stefano Meloni

                          CONFIDENTIALITY AGREEMENT

Gentlemen:

              You have expressed an interest in a possible transaction (a "Transaction") involving American Maize-Products Company and/or one or more of its subsidiaries or affiliates (collectively, the "Company") and, in connection with such Transaction, the Company has agreed to make available to you information pertaining to the Company which is not available to the general public or is otherwise confidential or proprietary in nature (such information, and all copies of, extracts from, analyses and other materials based on, containing or otherwise reflecting such information, is hereinafter referred to as the "Information"). As a condition to your being furnished the Information, you (together with your subsidiaries and affiliates, the "Recipient") agree as follows:

(1)    (a)    Non-disclosure: Recipient recognizes and acknowledges the
              competitive value of the Information and the damage that could result from the disclosure thereof to third parties.
              Accordingly, Recipient agrees to keep the Information strictly confidential and Recipient will not, without the prior written consent of the Company, disclose the Information (or the fact that the Information has been made available) to any third party in any manner whatsoever, in whole or in part, except that Recipient may disclose the Information to those of Recipient's directors, officers, employees, agents, advisors or other representatives (collectively, "Representatives") who (i) need to know the Information for the purpose of evaluating the proposed
              Transaction, (ii) have been informed of the confidential nature of the Information and (iii) have agreed to keep the Information confidential and be bound by the terms of this Agreement as if they were parties hereto. Notwithstanding any such agreement by Recipient's Representatives, Recipient agrees to be responsible for and to indemnify the Company and its Representatives against any breach by any of Recipient's Representatives of the matters referred to herein.

       (b) Restrictions on Use: The Information will not, without the prior written consent of the Company, be used by Recipient or its Representatives, directly or indirectly, for any purpose other than the evaluation of the Transaction and such use shall absolutely cease if and when the Company has so notified Recipient. In addition, Recipient hereby acknowledges that Recipient is aware (and, if applicable, that

              Recipient's Representatives have been advised) that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to a third party under circumstances in which it is reasonably foreseeable that such third party is likely to purchase or sell such securities.

       (c) Return of Information: Upon the request of the Company, Recipient shall, and shall cause its Representatives to, promptly return all Information to the Company, without retaining any copies, summaries or extracts thereof. In the event of such request, all documents, analyses, compilations, studies or other materials prepared by Recipient or its Representatives that contain or reflect Information shall be destroyed and no copy thereof shall be retained (such destruction to be confirmed in writing by a duly authorized officer of Recipient). Notwithstanding the return or destruction of the Information, Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

       For purposes of this Agreement, the term "Information" shall not include such portions of the Information that (i) are or become generally available to the public other than as a result of disclosure by Recipient or its Representatives, (ii) become available to Recipient on a non-confidential basis from a source not known by you after reasonable inquiry to be subject to a confidentiality obligation to the Company, whether by contractual, legal or fiduciary obligation or otherwise or
       (iii) were, as evidenced by written records or other documentation satisfactory to the Company, in Recipient's possession on a non-confidential basis prior to the Company's disclosure to Recipient.

(2) Recipient acknowledges, on behalf of itself and its Representatives, that neither the Company nor its Representatives make any representations or warranties, express or implied, as to the accuracy or completeness of the Information, that neither the Company nor its Representatives shall have any liability whatsoever to Recipient or its Representatives or any other person as a result of the use of the Information or any errors therein or omissions therefrom by virtue of this Agreement and that Recipient and its Representatives shall assume full responsibility for all conclusions derived from the Information. Only those representations and warranties that are made in a final definitive agreement between the Company and Recipient regarding a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect. Recipient further acknowledges and agrees that the Company shall at all times have the right, in its sole discretion, to reject any and all proposals made by Recipient and/or its Representatives in respect of a Transaction, to terminate discussions and negotiations with Recipient and its Representatives at any time and to conduct any process for a Transaction involving the Company as it may determine (including, without limitation, negotiating with any other interested parties, entering into a definitive agreement with such parties or modifying any procedures relating to such process or Transaction, in each case, without prior notice to Recipient or its Representatives).

(3) In the event that a Transaction is not consummated, neither Recipient nor its Representatives shall, directly or indirectly, solicit for employment any of the Company's personnel for a period of two years from the date hereof, except with the prior written approval of the Company.

(4) In the event that you or any of your Representatives are required to disclose any Information (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) or (ii) in order, in the opinion of your outside legal counsel, to avoid violating the federal securities laws, you will in advance of such disclosure, provide the Company with prompt notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure with copies of any Information you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent it may seek to limit such disclosure. If, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required to disclose Information to any tribunal in order to comply with the federal securities laws, you may disclose such information without liability hereunder.

(5) Recipient hereby agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by Recipient or its Representatives and that the Company shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Company at law or in equity.

       Recipient hereby agrees to indemnify, defend, and hold harmless the Company and its affiliates and Representatives (each an "Indemnified Person") from and against any losses, claims, damages or liabilities arising out of a breach or alleged breach of this Agreement by Recipient or its Representatives and to reimburse each Indemnified Person for all costs and expenses (including counsel fees) incurred in connection therewith. Such indemnity agreement shall be in addition to any other liabilities that Recipient or its Representatives may have to any Indemnified Person.

(6) All inquiries for information about the Company or the Transaction and any communications with the Company shall be made through: Donald Meltzer or Larry Hamdan of CS First Boston Corporation, financial advisor to the Company. Neither Recipient nor its Representatives will contact any employee, customer or supplier of the Company (unless such customer or supplier is also a stockholder or creditor of the Company) in connection with a Transaction without the prior written consent of the Company.

(7)    (a)    No failure or delay by the Company or its Representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.

       (b) This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles or conflicts of laws. Recipient, on behalf of itself and its Representatives, hereby irrevocably and unconditionally,
              (i) submits to the jurisdiction of the State or Federal courts sitting in New York for purposes of all suits, actions or proceedings arising out of or relating to this Agreement (and agrees not to commence any suit, action or proceeding relating thereto except in such courts) and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any suit, action or proceeding brought in such a court has been brought in an inconvenient forum and (ii) consents to service of process in any such suit, action or proceeding by mail as provided for under the U.S. Federal Rules of Civil Procedure and waives any objection which it might otherwise have with respect thereto.

              If you agree to the terms and conditions of this Agreement, please indicate your acceptance by signing and returning to the undersigned the duplicate copy of this Agreement. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same agreement.



                              Very truly yours,

                              AMERICAN MAIZE-PRODUCTS COMPANY


                              By:  /s/ Patric J. McLaughlin
                                   --------------------------------------------
                                   Name:  Patric J. McLaughlin
                                   Title:  President and Chief Executive Officer


Agreed to as of the date first written above:


ERIDANIA BEGHIN-SAY, S.A.


By:  /s/ Luigi Brasca
     ------------------------
     Name:  Luigi Brasca
     Title: Director Planning